[Seal of the State]

                           FLORIDA DEPARTMENT OF STATE
                                Sandra B. Mortham
                               Secretary of State

October 2, 1998

CAPITAL CONNECTION, INC.

TALLAHASSEE, FL

Re: Document Number P94000088729

The Articles of Amendment to the Articles of Incorporation of BIG DADDY'S AUTO SALES, INC., a Florida corporation, were filed on October 2, 1998.

Should you have any questions regarding this matter, please telephone (850)

487-6050, the Amendment Filing Section.
Teresa Brown
Corporate Specialist
Division of Corporations                       Letter Number: 598A00049259

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                              ARTICLES OF AMENDMENT
                                       TO
                          BIG DADDY'S AUTO SALES, INC.


         THE UNDERSIGNED, being the sole director and president of Big Daddy's Auto Sales Inc., does hereby amend its Articles of incorporation as follows:

                                    ARTICLE I
                                 CORPORATE NAME

         The name of the Corporation shall be Big Daddy's Auto Sales, Inc.

                                   ARTICLE II
                                     PURPOSE

         The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

                                   ARTICLE III
                               PERIOD OF EXISTENCE

         The period during which the Corporation shall continue perpetual.

                                   ARTICLE IV
                                     SHARES

         The capital stock of this corporation shall consist of 50,000,000 shares of common stock, $0.001 par value.

                                    ARTICLE V
                                PLACE OF BUSINESS

         The address of the principal place of business of this corporation in the State of Florida shall be 1008 Royal Aberdeen Way Orlando, Fl. 32828. The Board of directors may at any time and from time move the principal office of this corporation.

                                   ARTICLE VI
                             DIRECTORS AND OFFICERS

         The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and , subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

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                                   ARTICLE VII
                           DENIAL OF PREEMPTIVE RIGHTS

          No share holder shall have any right to acquire share or other securities of the corporation except to the extent to such right may be granted by an amendment to these, Articles of Incorporation or by a resolution of the Board of Directors.

                                  ARTICLE VIII
                              AMENDMENT OF BY-LAWS

         Anything in these Articles of Incorporation, the By Laws, or the Florida Corporation Act notwithstanding, by-laws not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                   ARTICLE IX
                                  SHAREHOLDERS

          9.1 Inspection of books. The Board of Directors shall make the reasonable rules to determine at what times and place and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

          9.2 Control Share Acquisition, The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not be applied to the Corporation.

          9.3Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholder's shall constitute a quorum.

          9.4 Required Vote. Acts of shareholders shall require the approval of holders of 50.01 of the outstanding votes of shareholders.

                                    ARTICLE X
             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

          To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition the Corporation shall have the power, in its bylaws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interest of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

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                                    ARTICLE XI
                                    CONTRACTS

         No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other. party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

        I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on September 28, 1998 and that the number of votes cast was sufficient for approval.



                 IN WITNESS WMEREOF I have hereunto subscribed to and executed the Articles of Incorporation on this 28th day of September, 1998.

        James H. Bailey, President and Sole Director.

                 The  foregoing   instrument  was  acknowledged   before  me  on
September 28, 1998, by James H. Bailey, who is personally known to me.

        My Commission Expires:

        [SEAL)                   NICOLE JOHNSON
                             My Comm Exp. 3/06/2001
                                  No. 00627059

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